Exhibit 99.1

57TH STREET GENERAL ACQUISITION CORP. ANNOUNCES CLOSING OF OVER-ALLOTMENT OPTION

June 1, 2010 - New York, NY - 57th Street General Acquisition Corp. (OTCBB: SQTCU) (the “Company”) announced today that it has closed the sale of 456,300 units subject to an over-allotment option granted to the underwriters in its initial public offering (“IPO”). Each unit consists of one share of common stock, $.0001 par value per share, and one warrant, each to purchase one share of the Company's common stock. The Units were sold at an offering price of $10.00 per unit, bringing total gross proceeds to the Company from the 5,456,300 Units sold in its IPO (including the 456,300 sold pursuant to the over-allotment option) to $54,563,000. A total of $54,476,303 (including the proceeds of a previously announced private placement of 3,700,000 warrants for $1,850,000 to the Company’s sponsor, 57th Street GAC Holdings, LLC and the underwriters of the IPO) has been placed in trust.

Morgan Joseph & Co. Inc. acted as the sole book running manager and representative of the underwriters of the offering.  Ladenburg Thalmann & Co., Inc., a division of Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), acted as co-manager of the offering with I-Bankers Securities, Inc., Maxim Group LLC and Rodman & Renshaw, LLC.  Ellenoff Grossman & Schole LLP acted as counsel to the Company and McDermott Will & Emery LLP acted as counsel to the representative of the underwriters.

Morgan Joseph & Co. Inc. has notified the Company that it will not be exercising its option with regard to the remaining 293,700 Units subject to the over-allotment option.

The Company is a blank check company recently incorporated for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more as of yet unidentified operating businesses or assets.  The Company will not be required to make an acquisition in a particular industry, geographic region or of minimum transaction value.

A registration statement relating to these units and the underlying securities (including those sold pursuant to the over-allotment option) was declared effective by the Securities and Exchange Commission on May 19, 2010. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020, Telephone: (212) 218-3700.

Company Contact:
Contact: Chris Tofalli
Chris Tofalli Public Relations
(914) 834-4334